EXHIBIT 10.41

AMENDMENT NO. 1

TO THE

SEALY EXECUTIVE SEVERANCE BENEFIT PLAN

THIS AMENDMENT NO. 1 to the Sealy Executive Severance Benefit Plan is hereby made by Sealy Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously established a severance benefit plan for certain of its executive employees and for certain executive employees of certain of its Subsidiaries in order to provide for such executive employees an opportunity to receive certain cash and other benefits in the event of separation from service, under certain conditions specified therein; and

WHEREAS, the Company reserved the right, pursuant to Section 7.1 of the Plan, to make certain amendments thereto at any time; and

WHEREAS, it is the desire and intent of the Company to amend the Plan in order to clarify an ambiguous provision with respect to the time of commencement of certain payments under the Plan and to correct a faulty cross reference;

NOW, THEREFORE, pursuant to Section 7.1 of the Plan, the Company hereby amends the Plan, effective immediately upon execution of this Amendment No. 1, as follows:

(1)                                  Section 5.4 of the Plan is hereby amended by the deletion of said Section 5.4 in its entirety and the substitution in lieu thereof of a new said Section 5.4 to read as follows:

“5.4         Payment of Cash Severance Pay.  If a Participant has a Separation from Service and is entitled to benefits under the Plan as determined pursuant to

Section 4.1, then payment of the cash severance pay specified in Section 5.1(a), as reduced pursuant to Section 5.2, shall commence to be made on a date selected by the Plan Administrator which is not more than thirty (30) days following the Participant’s Separation from Service.  Such payments shall be subject to the following rules:

(a)           Payments shall be made on a semi-monthly basis;

(b)                                 Payments shall continue, unless benefits are forfeited as provided elsewhere in this Plan, for a number of semi-monthly payments equal to the Participant’s number of weeks of cash severance pay (as determined pursuant to Section 5.1(a) hereof) divided by two and fifteen-hundredths (2.15), with any fractional quotient rounded up to the next greater integer;

(c)                                  Each semi-monthly payment shall be equal, unless benefits are further reduced or forfeited as provided elsewhere in this Plan, to his total cash severance pay specified in Section 5.1(a), as reduced pursuant to Section 5.2, divided by the number of payments determined pursuant to Section 5.3(b) above; and

(d)                                 Payments shall be subject to all applicable tax withholding and authorized deductions.

For purposes of this Plan, and in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii), each semi-monthly payment is to be treated as one in a series of separate payments.”

IN WITNESS WHEREOF, Sealy Corporation, by its appropriate officer, duly authorized, has caused this Amendment to the Plan to be executed, as of the 20th day of December, 2010.

SEALY CORPORATION

By:	/s/ Carmen J. Dabiero